Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the incorporation by reference in Registration Statements Nos. 333-46434 and 333-45373 on Form S-3 and Registration Statement Nos. 333-122477, 333-123055 and 333-128144 on Form S-8 of our reports dated November 22, 2006 (which report on the consolidated financial statements expressed an unqualified opinion and includes explanatory paragraphs related to the adoption of the fair-value method of accounting for stock-based compensation and the consolidation provisions for variable interest entities during fiscal 2003 discussed in Note 1, the restatement of the 2004 and 2003 consolidated financial statements discussed in Note 2, and the uncertainty about the Company’s ability to comply with certain of its financing agreement covenants relating to the timely filing of the Company’s financial statements which raises substantial doubt about its ability to continue as a going concern discussed in Note 28, which report on the financial statement schedules expressed an unqualified opinion and which report on the effectiveness of internal control over financial reporting disclaimed an opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting because of a scope limitation and expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of PHH Corporation for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
November 22, 2006